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                     [LETTERHEAD GLEISS LUTZ HOOTZ HIRSCH]

                                                               September 1, 2000

Brokat AG ./. Blaze Software, Inc.

Ladies and Gentlemen:

We have acted as counsel to Brokat Aktiengesellschaft, a German corporation (the "Company"), in connection with the Agreement and Plan of Merger concluded between the Company and Blaze Software, Inc., a Delaware corporation ("Blaze"), on June 19, 2000 (the "Agreement"). This opinion is being furnished in connection with the Registration Statement on Form F-4 of the Company (the "Registration Statement").
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GLEISS LUTZ HOOTZ HIRSCH                                                   -2-


In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement; (ii) the Articles of Association of the Company; (iii) the Registration Statement; and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of documents, we have assumed that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made ,,to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

In rendering the opinions set forth below, we have also assumed that

1. the management board and the supervisory board of the Company will have duly adopted resolutions approving a capital increase from authorized capital in an aggregate nominal amount necessary to enable the Company to issue a sufficient number of shares in the Company (the "New Brokat Shares") to exchange all shares in Blaze for shares in the Company (the "Capital Increase");

2. the contribution-in-kind agreement between Blaze and the Company will be duly signed and Blaze will have signed the certificate of subscription for the New Brokat Shares;

3. an auditor for the contribution in kind of all shares in Blaze will have been appointed by the commercial register of the Amtsgericht Stuttgart (the "Auditor") and the Auditor will have rendered an audit report concerning the contribution in kind; and
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GLEISS LUTZ HOOTZ HIRSCH                                                    -3-


4. the Capital Increase will have been registered with the commercial register of the Amtsgericht Stuttgart.

Based upon and subject to the foregoing, we are of the opinion that the New Brokat Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and we do not express any opinion as to the laws of any other jurisdiction. This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose by any other person or entity without our express prior written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gerhard Wegen
Prof. Dr. Wegen